Exhibit 99.1

Contacts:	Media: Jamie Moser / Nicholas Lamplough Joele Frank, Wilkinson Brimmer Katcher 212-355-4449	Investors: Arthur B. Crozier Innisfree M&A Incorporated 212-750-5833

Silicon Storage Technology Announces

Amended Merger Agreement with Microchip

SST Shareholders to Receive $3.00 Per Share in Cash

SUNNYVALE, Calif., Feb. 23, 2010 – SST (Silicon Storage Technology, Inc.) (NASDAQ: SSTI), a leading memory and non-memory products provider for high-volume applications in the digital consumer, networking, wireless communications and Internet computing markets, today announced that it has entered into an amendment to its previously announced merger agreement with Microchip Technology Incorporated (NASDAQ: MCHP) (“Microchip”), a leading provider of microcontroller and analog semiconductors. Pursuant to the amendment, the purchase price for each share of SST common stock has been increased from $2.85 to $3.00 per share in cash. The amended termination fee payable in the circumstances and manner set forth in the merger agreement remains at 3.5% of the total equity consideration.

The amended agreement has been unanimously approved by SST’s Board of Directors acting upon the unanimous recommendation of its independent Strategic Committee. Microchip proposed the revised terms in response to a proposal received by the Strategic Committee from a private equity firm.

As previously announced, the Microchip transaction, which is expected to close in the second calendar quarter of 2010, is conditioned on approval of a majority of the outstanding shares of SST common stock as well as customary closing conditions. The transaction, which will be funded with cash on hand, is not subject to financing.

Houlihan Lokey is serving as the exclusive financial advisor to the Strategic Committee of the SST Board of Directors in connection with the transaction.

Shearman & Sterling LLP is serving as legal advisor to the Strategic Committee of the SST Board of Directors in connection with the transaction.

Cooley Godward Kronish LLP is serving as legal advisor to SST in connection with the transaction.

Wilson Sonsini Goodrich & Rosati, PC is serving as legal advisor to Microchip in connection with the transaction.

Additional Information and Where to Find It

In connection with the proposed merger with Microchip, Silicon Storage Technology, Inc. filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) on February 17, 2010. INVESTORS AND SHAREHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT SST AND THE PROPOSED TRANSACTION WITH MICROCHIP. The definitive proxy statement (when it becomes available) will be mailed to Silicon Storage Technology, Inc. shareholders. Investors and shareholders may obtain a free copy of these documents (when available) and other documents filed by Silicon Storage Technology, Inc. at the SEC’s web site at www.sec.gov and at the Investor section of our website at www.SST.com. The proxy statement and such other documents may also be obtained for free from Silicon Storage Technology, Inc. by directing such request to Silicon Storage Technology, Inc., Attention: Ricky Gradwohl, 1020 Kifer Road, Sunnyvale, California 94086, Telephone: 408/735-9110.

Silicon Storage Technology, Inc. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed merger with Microchip. Information about Silicon Storage Technology, Inc.’s directors and executive officers is set forth in Silicon Storage Technology, Inc.’s proxy statement on Schedule 14A filed with the SEC on April 30, 2009. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed merger with Microchip in included in the preliminary proxy statement with respect to the proposed merger with Microchip that Silicon Storage Technology, Inc. filed with the SEC on February 17, 2010.

Forward-Looking Information Is Subject to Risk and Uncertainty

Statements about the expected timing, completion and effects of the proposed merger, and all other statements in this press release other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, each of which is qualified in its entirety by reference to the following cautionary statements. Forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. A number of the matters discussed herein that are not historical or current facts deal with potential future circumstances and developments, in particular, whether and when the transactions contemplated by the merger agreement will be consummated. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters. Such risks and uncertainties include: any conditions imposed on the parties in connection with consummation of the transaction described herein; approval of the merger by our shareholders; satisfaction of various other conditions to the closing of the transactions described herein; and the risks that are described from time to time in our reports filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009. This press release speaks only as of its date, and we disclaim any duty to update the information herein.

About Silicon Storage Technology, Inc.

Headquartered in Sunnyvale, California, SST designs, manufactures and markets a diversified range of memory and non-memory products for high volume applications in the digital consumer, networking, wireless communications and Internet computing markets. Leveraging its proprietary, patented SuperFlash technology, SST is a leading provider of nonvolatile memory solutions with product families that include various densities of high functionality flash memory components and flash mass storage products. The company also offers its SuperFlash technology for embedded applications through its broad network of world-class manufacturing partners and technology licensees, including TSMC, which offers it under its trademark Emb-FLASH. SST’s non-memory products include NAND controller-based products, smart card ICs and modules, flash microcontrollers and radio frequency ICs and modules. Further information on SST can be found on the company’s Web site at http://www.sst.com.

For more information about SST and the company’s comprehensive list of product offerings, please call 1-888/SST-CHIP. Information can also be requested via email to literature@sst.com or through SST’s Web site at http://www.sst.com. SST’s head office is located at 1020 Kifer Road, Sunnyvale, California 94086; telephone: 408/735-9110, fax: 408/735-9036.

The SST logo and SuperFlash are registered trademarks of Silicon Storage Technology, Inc. All other trademarks or registered trademarks are the property of their respective holders.